Exhibit 10.1

ROCKY BRANDS, INC.

Executive Deferred Compensation Plan

Section 1

Overview

1.1. Establishment of the Plan. Rocky Brands, Inc. (the “Company”) hereby adopts and establishes the Rocky Brands, Inc. Executive Deferred Compensation Plan, effective January 1, 2019 (the “Plan”).

1.2. Purpose.  The primary purpose of the Plan is to attract and retain a talented select group of management or highly compensated employees who contribute significantly to the future business success of the Company by providing the ability to defer base salary and bonus amounts and to provide additional retirement income upon satisfaction of service-based vesting requirements.

1.3. Unfunded Top-Hat Plan.  The Company intends that the Plan be unfunded for purposes of the Code and Title I of ERISA and that it constitute a top‑hat plan described in Section 201(2), 301(a)(3), and 401(a)(1) of ERISA.

Section 2

Definitions

2.1 Administrator.  “Administrator” means the person, group or entity selected by the Company to administer the Plan.  Unless the Company appoints another person, group or entity, the Administrator shall be the Committee.

2.2 Affiliates.  “Affiliate” or “Affiliates” shall mean a group of entities including the Company which constitutes a controlled group of corporations (as defined in Code Section 414(b)), a group of trades or businesses (whether or not incorporated) under common control (as the defined Code Section 414(c)), and members of an affiliated service group (within the meaning of Code Section 414(m)).

2.3 Annual Base Salary.  “Annual Base Salary” means the regular rate of compensation to be paid to the Eligible Employee for services rendered during the Plan Year excluding severance or termination payments, commissions, Bonuses, stock options, stock grants, long-term incentive plan awards and payments, payments for consulting services and such other extraordinary payments as the Administrator may determine.  Notwithstanding anything to the contrary, Annual Base Salary shall include amounts deferred on a pre-tax basis under this Plan, any tax-qualified retirement plan, any Code Section 125 plan, and any other nonqualified deferred compensation plan of the Employer.

2.4 Annual Deferral Amount.  “Annual Deferral Amount” means the amount of a Participant’s Annual Base Salary and Bonus that the Participant irrevocably elected to defer for a Plan Year under his or her Plan Elections.

2.5 Beneficiary.  “Beneficiary” means the individual or individuals designated by a Participant to receive the balance of the Participant’s Participant Deferral Account and Company Contribution Account in the event of the Participant’s death before the payment of such amounts to the Participant.  To be effective, any Beneficiary designation shall be filed in such manner as prescribed by the Administrator.  A Participant may revoke an existing Beneficiary designation by filing another Beneficiary designation in such manner as prescribed by the Administrator.  The latest beneficiary designation received by the Administrator shall be controlling.  If no Beneficiary is named by a Participant or if the Participant survives all of his or her named Beneficiaries, the Participant Deferral Account and Company Contribution Account shall be paid to the Participant’s estate.

2.6 Bonus.  “Bonus” means (i) one or more of an Eligible Employee’s bonus or bonuses earned for services performed during the applicable Plan Year under the Employer’s annual bonus or incentive-compensation plans designated by the Administrator and further specified in a Plan Election and (ii) any signing bonus that is not yet earned, as further specified in a Plan Election.

2.7 Code. “Code” means the Internal Revenue Code of 1986, as amended.

2.8 Committee. “Committee” means the Compensation Committee of the Board of Directors of the Company.

2.9 Company. “Company” means Rocky Brands, Inc.

2.10 Company Contribution Account.  “Company Contribution Account” means the bookkeeping account established in the name of the Participant to hold all amounts deferred pursuant to Grants made by the Employer.

2.11 Default Date. “Default Date” means the later of the Participant’s Separation from Service or the date the Participant attains age 60.

2.12 Disability.  “Disability” means (i) any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, which results in the Participant receiving income replacement benefits for a period of not less than 3 months under the Company’s long-term disability plan, or (ii) a determination by the Social Security Board that the Participant is totally disabled.

2.13 Early Retirement. “Early Retirement” means Separation from Service after the Employee has reached both the age of 60 and has completed 10 years of service with the Employer.

2.14 Eligible Employee. “Eligible Employee” means a key management or highly compensated employee of an Employer who is identified as eligible to participate in the Plan by the Committee.

2.15 Employer. “Employer” means the Company and any parent, subsidiary, or other Affiliate designated by the Plan Administrator to participate in this Plan, as provided under Section 9.7.

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2.16 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any guidance promulgated thereunder.

2.17 Grant.  “Grant” means an award of deferred compensation credited to the Participant’s Company Contribution Account at such times, in such amounts, and under such terms as determined in the Committee’s discretion; provided, however, that for a Participant who was employed on the last day of a Plan Year, in no event may a Grant for that Plan Year be less than 3% of the Participant’s Annual Base Salary for the Plan Year.

2.18 Grant Date. “Grant Date” means the date that amounts are deemed to be credited to the Company Contribution Account.

2.19 Investment Options.  “Investment Options” means a list of hypothetical investments provided by the Administrator in which earnings and losses will be credited to a Participant’s Participant Deferral Account and Company Contribution Account.

2.20 Normal Retirement. “Normal Retirement” means Separation from Service after the Participant reaches age 65.

2.21 Participant. “Participant” means any current or former Eligible Employee who has a Participant Deferral Account or Company Contribution Account, or both, under the Plan.

2.22 Participant Deferral Account.  “Participant Deferral Account” means the bookkeeping account established in the name of the Participant equal to the sum of the Participant’s Annual Deferral Amounts.

2.23 Performance-Based Compensation.  “Performance-Based Compensation” means compensation the entitlement to or amount of which is contingent upon the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Administrator in accordance with Treasury Regulation Section 1.409A-1(e) and any successor guidance.

2.24 Plan. “Plan” means the Rocky Brands, Inc.’s Deferred Compensation Plan, as amended from time to time.

2.25 Plan Elections.  “Plan Elections” means a Participant’s elections as to (i) the amount of Annual Base Salary and Bonus Amounts to be deferred for a Plan Year, (ii) the time and form of payment of the Participant’s Annual Deferral Amounts credited to the Participant’s Participant Deferral Account and (if applicable) the Grants credited to the Participant’s Company Contribution Accounts, (iii) the Investment Options, and (iv) Participant’s Beneficiary designation.

2.26 Plan Year. “Plan Year” means the calendar year.

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2.27 Related Group. “Related Group” means the Company and all Affiliates of the Company.

2.28 Separation from Service.  “Separation from Service” means termination of services by a Participant with the Related Group, consistent with Treasury Regulation Section 1.409A-1(h) and any related guidance under Code Section 409A.

2.29 Specified Employee.  “Specified Employee” means any Participant who is determined to be a “key employee” as defined under Code Section 416(i), without regard to paragraph (5) thereof, for the applicable period, as determined by the Administrator in accordance with Treas. Reg. Section 1.409A-1(i) and any successor guidance.  In determining whether a Participant is Specified Employee, the following provisions shall apply:

(a)The Administrator’s identification of the individuals who fall within the definition of “key employee” under Code Section 416(i), without regard to paragraph (5) thereof, shall be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”).  In applying the applicable provisions of Code Section 416(i) to such individuals, “compensation” shall be determined in accordance with Treas. Reg. Section 1.415(c)-2(d)(3); and

(b)Each Participant who is among the individuals identified as a “key employee” in accordance with part (a) of this Section shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the 12-month period that begins on the April 1st following the applicable identification date and ends March 31st of the following year.

2.30 Unforeseeable Emergency.  “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a) without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 3

Participation and Plan Elections

3.1 Participation.  The Committee shall select those Eligible Employees who may participate in the Plan.  An Eligible Employee shall become a Participant in the Plan by completing a Plan Election or by receiving a Grant.

3.2 Plan Elections.  Plan Elections shall specify (1) separate elections relating to the amount of Annual Base Salary and Bonus Amounts that will comprise the Participant’s Annual Deferral Amount for the Plan Year, (2) the time and form of payment of that Plan Year’s Annual Deferral Amount and Grant (unless the terms of the Grant otherwise provide a time and form of payment), (3) the Investment Funds that the Participant desires to be used to credit earnings (or losses) to his or her Participant Deferral Account and Company Contribution Account, and (4) the

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designation of the Participant’s Beneficiary.  Payment Elections relating to Annual Deferral amounts and the time and form of payment of such Annual Deferral Amounts and any Grants for a Plan Year are effective only for that Plan Year.  In any subsequent Plan Election, the Participant may specify (i) a different amount of Annual Base Salary or Bonus to be deferred (or no amount at all), (ii) a different timing of payment for that Plan Year’s Annual Deferral Amount and Grant (unless the terms of the Grant otherwise provide a time and form of payment), or (iii) both.

3.3 Timing of Executing Plan Elections and Other Requirements.

A.Generally.  Participants generally must execute Plan Elections no later than the last day of the calendar year preceding the Plan Year in which the services related to the Participant’s Annual Base Salary, Bonus, and Grants are performed.  The Administrator, in its discretion, may modify the rules set forth above as permitted by Code Section 409A and any guidance issued thereunder.  Subsequent changes, however, may be made in compliance with Code Section 409A.  Any Plan Election for a Plan Year made in accordance with this paragraph shall be irrevocable as of December 31 of the preceding Plan Year in which such compensation will be earned, except as otherwise provided in paragraphs (B) and (C) below.

B.Newly Eligible Employees.  Notwithstanding anything in paragraph (A) above, if an Eligible Employee becomes a Participant on or after the beginning of a Plan Year, as determined in accordance with Treasury Regulation Section 1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treasury Regulation Section 1.409A-1(c)(2), the Participant may be permitted to execute a Plan Election no later than 30 days after the Participant first becomes eligible to participate in the Plan.

Such Plan Election may apply only to compensation earned with respect to services performed after the Plan Election  is executed.  If a Plan Election made in accordance with this Section 3.3(B) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s Plan Election is executed, and the denominator of which is the total number of days in the performance period.

C.Performance-Based Compensation.  Subject to the limitations described below, the Administrator may determine that an irrevocable election to defer Bonus for an amount that qualifies as Performance-Based Compensation may be made by submitting a Plan Election on or before the deadline established by the Administrator, which in no event shall be later than 6 months before the end of the performance period.  In order for a Participant to be eligible to make a Plan Election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.3(C), (i) the performance criteria must relate to a performance period of at least 12 consecutive months, and (2) the Participant must have performed services continuously from the later of (i) the beginning of the

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performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the Plan Election for such compensation.  In no event shall a Plan Election submitted under this Section 3.3(C) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

3.4 Change of Status.  Participation in one Plan Year does not guarantee participation in any future Plan Year.  If a Participant no longer meets the eligibility requirements of the Plan during a Plan Year, the Participant’s most recent Plan Election will remain in effect for the remainder of the Plan Year and shall not terminate any earlier unless such termination of the Plan Election is required for the Plan to continue to be maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA Section 201(2), 301(a), and 401(a)(1).

3.5 Grants.  The Employer may award a Participant a Grant by crediting the amount of the Grant in the Participant’s Company Contribution Account.  The Participant’s Company Contribution Account shall be deemed to be credited in the amounts specified in the Grant effective as of the Grant Date as determined by the Administrator.  Notwithstanding anything in this Plan to the contrary, a Participant who is actively employed on the last day of a Plan Year shall receive a Grant that is no less than 3% of the Participant’s Annual Base Salary and Bonus earned for services performed during that Plan Year.

3.6 Investment Options.  A Participant may elect the Investment Options that shall apply to the balance in both the Participant’s Participant Deferral Account and Company Contribution Account.  Such account balances will be deemed invested in the Investment Options elected by the Participant.  The Employer shall credit earnings and losses to the Participant’s Participant Deferral Account and Company Contribution Account based on the results that would have been achieved had the amounts in the Participant Deferral Account and Company Contribution Account been invested in the Investment Options selected by the Participant as soon as practicable after crediting as determined by the Administrator.  If a Participant fails to elect Investment Options the Participant’s Participant Deferral Account and Company Contribution Account shall be credited with a rate of interest determined by the Administrator.  Notwithstanding any other provision of this Plan to the contrary, a Participant’s election of any such Investment Option, the allocation of his or her Participant Deferral Account or Company Contribution Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Participant Deferral Account or Company Contribution Account shall not be considered or construed in any manner as an actual investment of his or her Participant Deferral Account or Company Contribution Account in any such Investment Option.  In the event that amounts are invested in any or all of the investments on which the Investment Options are based, no Participant shall have any rights in or to such investments themselves.

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Section 4

Accounts

4.1 Participant Deferral Accounts.  All Annual Deferral Amounts deferred pursuant to a Participant’s Plan Elections shall be credited to the Participant’s Participant Deferral Account.  Each Participant Deferral Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the Participant (or the Participant’s Beneficiary if the Participant is deceased) in accordance with the terms of this Plan.  No funds shall be set aside or earmarked for any Participant Deferral Account, which shall be purely a bookkeeping device.

4.2 Company Contribution Accounts.  All Employer contributions deferred pursuant to Grants shall be credited to the Participant’s Company Contribution Account.  Each Company Contribution Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the Participant (or the Participant’s Beneficiary if the Participant is deceased) in accordance with the terms of this Plan.  No funds shall be set aside or earmarked for any Company Contribution Account, which shall be purely a bookkeeping device.

4.3 Tax Withholding.  For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer shall withhold from that portion of the Participant’s Annual Base Salary or Bonus that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other applicable taxes on such Annual Deferral Amount.  If necessary, the Administrator may reduce the Annual Deferral Amount in order to comply with applicable tax withholding requirements.

Section 5

Vesting

5.1. Participant Deferral Accounts. Participants shall be fully vested at all times in the balance in their Participant Deferral Accounts.

5.2. Company Contribution Account.  Participants shall vest in the balance of their Company Contribution Accounts in accordance with a vesting schedule determined by the Committee and specified in the terms of each particular Grant.  If the terms of a Grant do not provide for a vesting schedule, the Grant for that Plan Year shall vest in accordance with the following schedule:

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Anniversary of the Grant Date	Percentage of Grant That Has Become Vested
1st	0%
2nd	0%
3rd	20%
4th	40%
5th	60%
6th	80%
7th	100%

5.3. Accelerated Vesting.  Except as otherwise provided in the terms of a Grant, Participants shall become 100% vested in all amounts in their Company Contribution Accounts upon termination of employment due to death, Disability, Normal Retirement, or Early Retirement.

Section 6

Payment

6.1. Distribution Events Generally.  Except as otherwise provided in the terms of a Grant, Participants generally will not be entitled to receive a distribution of their Participant Deferral Account balances and the vested portion of their Company Contribution Account balances until the Default Date or, if earlier, (i) upon a specified date, as designated by the Participant in a Plan Election with respect to Annual Deferral Amounts or as designated by the Employer in a Grant, (ii) an Unforeseeable Emergency, or (iii) death.

6.2. Form of Payment.  Benefits shall be paid to the Participant in the manner set forth by the Participant in his or her Plan Election.  The Participant may select any one of the following methods of payment from his or her Participant Deferral Account Balance and, to the extent not otherwise set forth in the terms of a Grant, from his or her Company Contribution Account balance:

(a)	Lump sum; or

(b)	In the event of the Participant’s Separation from Service due to Early Retirement or Normal Retirement, annual installments for a specified number of years, as approved by the Administrator.

In the event that a Participant does not elect a form of payment, distribution shall be made in a lump sum.  In the event that a Participant elects to receive annual installments, the amount of each annual payment shall be calculated by multiplying the balance of the Participant’s Participant Deferral Account and Company Contribution Account by a fraction.  The numerator of the fraction shall be one, and the denominator shall be equal to the remaining number of payments due to the Participant.  The Participant's Participant Deferral Account and Company Contribution Account shall continue to be credited with earnings and losses until the final installment is paid to the Participant.  Such crediting of earnings and losses may cause each installment to differ in amount from the other installment payments.  If a Participant has elected to receive annual installments

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but incurs a Separation from Service for reasons other than Early Retirement or Normal Retirement, or incurs an earlier distribution trigger, the Participant (or in the event of the Participant’s death, his or her Beneficiary), shall receive payment in the form of a lump sum.

6.3. Commencement of Payment After Separation from Service.  Except as otherwise provided in the terms of a Grant, payment that is triggered by Separation from Service shall commence as soon as administratively practicable, but in no event later than 60 days, after the date of Separation from Service; provided, however, that if the Participant’s termination occurs before the Default Date, payment shall commence as soon as administratively practicable, but in no event later than 60 days, after the Default Date (except as otherwise provided in Section 6.1).  Notwithstanding anything in this Plan or in the terms of a Grant to the contrary, if the Participant is a Specified Employee, payment that is triggered by Separation from Service that occurs after the Default Date shall commence as soon as administratively practicable, but in no event later than 60 days, after the date that is 6 months after the date of the Participant’s Separation from Service, unless Separation from Service is due to death, in which case payment generally shall be made to the Beneficiary at the time provided under Section 6.8 of this Plan.

6.4. Commencement of In-Service Distributions.  A Participant may elect to schedule distribution on a specified date by electing to receive distribution of his or her Annual Deferral Amount credited to the Participant Deferral Account for an applicable Plan Year (but not any Grant credited to the Company Contribution Account for an applicable Plan Year), in any year that is on or after the 3rd  anniversary of the date in which an applicable Plan Election is effective.  Commencement of such in-service distributions shall occur on or as soon as administratively practicable after the January 1st following the date described above and as designated by the Participant in his or her Plan Election, but in no event later than 60 days following such January 1st.

6.5. Modifying Payment.  With respect to Annual Deferral Amounts and Grants, the Administrator, in its discretion, may allow a Participant to modify his or her election as to the form of distribution of such amounts, if (1) such election does not take effect until at least 12 months after the date on which the election is made, (2) the first payment with respect to which such election is made is deferred for a period of not less than 5 years from the date on which such payment would otherwise have been made, and (3) such election is made at least 12 months before the date that distribution of the Participant's applicable Participant Deferral Account or Company Contribution Account balance otherwise would have commenced.

6.6. Precedence of Distributions and Payment Elections.  In the event that a Participant has a Separation from Service or other event that triggers distribution of benefits under the Plan, all amounts subject to an in-service distribution shall be paid in accordance with the other applicable provisions of the Plan and not in accordance with a Participant’s election to schedule payment on a specified date.  If, however, a Participant made an election to postpone a distribution on a scheduled date, and the Participant experiences a Separation from Service, distribution will be made on the postponed scheduled date and not upon Separation from Service.

6.7. Unforeseeable Emergency. Notwithstanding any provisions in the Plan or any Agreement to the contrary, a Participant may elect to receive a distribution from his or her - 9-

Participant Deferral Account and Company Contribution Account in conjunction with an Unforeseeable Emergency, subject to the following conditions:

(a)

The election to receive a distribution shall be made by requesting such a distribution in writing to the Administrator, including the amount requested and a description of the need for the distribution;

(b)	The Administrator shall make a determination, in its sole discretion, that the requested distribution is on account of an Unforeseeable Emergency; and

(c)

The Unforeseeable Emergency cannot be relieved (a) through reimbursement or compensation by insurance or otherwise or (b) by liquidation of the Participant’s assets to the extent the liquidation of such assets would not itself cause severe financial hardship.

A payment on account of an Unforeseeable Emergency shall not be in excess of the amount needed to relieve such Unforeseeable Emergency and shall be made in a lump sum as soon as practicable following the date on which the Administrator approves such payment.

6.8. Payment Upon Death.  Within 30 days after satisfactory confirmation of the Participant's death, payment shall be made to the Participant's Beneficiary in a lump sum.  If the Participant has not designated a Beneficiary, or if the Beneficiary has not survived the Participant, the Participant's Account balance shall be paid to the Participant's estate in a lump sum.

6.9. Automatic Cash-Out.  In the event a Participant’s Participant Deferral Account balance or Company Contribution Account balance at the time distribution begins, or following a distribution or an installment payment, is two times the limit specified under Code Section 402(g) or less, that applicable account balance shall be paid to the Participant or his Beneficiary in a lump sum on the next annual installment distribution date notwithstanding any form of benefit payment elected by the Participant.

6.10. Withholding of Taxes.  The Employer shall withhold any applicable federal, state or local income tax from such payments due under the Plan.  The Employer also may withhold Social Security, Medicare, and other employment taxes necessary to comply with applicable laws.  If the Participant owes any amounts to an Employer, the Employer may withhold such amounts from payments due under the Plan.

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Section 7

Claims Procedure

7.1. Making a Claim.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

7.2. Administrator’s Consideration of a Claim.  The Administrator shall consider a Claimant's claim within a reasonable time, but no later than 90 days after receiving the claim.  If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period.  In no event shall such extension exceed a period of 90 days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination.  The Administrator shall notify the Claimant in writing:

(a)that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(1)	the specific reason(s) for the denial of the claim, or any part of it;

(2)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(3)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(4)	an explanation of the claim review procedure set forth in Sections 7.3 and 7.4 below; and,

(5)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.3. Appeal of Claim.   On or before 60 days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim.  The Claimant (or the Claimant's duly authorized representative):

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(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Administrator, in its sole discretion, may grant.

7.4. Review of Claim Appeal.  The Administrator shall render its decision on review promptly, and no later than 60 days after the Administrator receives the Claimant’s written request for a review of the denial of the claim.  If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period.  In no event shall such extension exceed a period of 60 days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination.  In rendering its decision, the Administrator shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)

a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

7.5. Exhaustion of Remedies.  A Claimant's compliance with the foregoing provisions of this Section 7 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

Section 8

Administration, Amendment, and Termination

The Administrator shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration, except as otherwise reserved to the Company or the Committee herein.  In its discretion, the Administrator may delegate to any division or department of the Company the discretionary authority to make

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decisions regarding Plan administration within limits and guidelines from time to time established by the Administrator.  The delegated discretionary authority shall be exercised by such division or department’s senior officer or his/her delegate.  Within the scope of the delegated discretionary authority, such officer or person shall act in the place of the Administrator and his/her decisions shall be treated as decisions of the Administrator.  Subject to applicable law and the provisions of the Plan, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Administrator, and made in good faith, shall be binding on all persons.

The Company reserves the right to amend or terminate the Plan when in the sole discretion of the Committee such amendment or termination is deemed advisable.  The Plan may be amended or terminated pursuant to a resolution or other action taken by the Committee.  No amendment or termination of the Plan shall adversely affect the rights of any Participant to receive vested amounts credited to his or her Participant Deferral Account and his or her Company Contribution Account as of the effective date of such amendment or termination.  With respect to unvested amounts, the Company may terminate the ability of Participants to vest in any unvested amounts in their Participant Deferral Accounts and Company Contribution Accounts after termination of the Plan.  Upon termination of the Plan, distributions of balances in Participant Deferral Accounts and Company Contribution Accounts shall be made to Participants and Beneficiaries in the manner and at the time described under the Plan, unless the Administrators determines, in its sole discretion, that all such amounts shall be distributed upon termination of the Plan in accordance with the requirements under Code Section 409A.  Upon termination of the Plan, no further deferrals shall be permitted; however, earnings, gains and losses shall continue to be credited to Participant Deferral Account and Company Contribution Account balances in accordance with the terms of the Plan until such account balances are fully distributed.

Section 9

Miscellaneous

9.1 Unfunded Benefits.  If the Employer is unable to pay benefits as they become due to a Participant, the Company shall assume the obligation to pay such benefits.  Notwithstanding the foregoing, the right of a Participant or his or her Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Employer and the Company, and neither the Participant nor his Beneficiary shall have any preferred rights in or against any amount credited to any Participant Deferral Account or Company Contribution Account or any other assets of the Employer and the Company.  The Plan at all times shall be considered entirely unfunded for tax purposes.  Any funds set aside by the Employer for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Employer or Company and shall be available to the Employer’s and Company’s general creditors in the event of the Employer’s or Company’s bankruptcy or insolvency.  The Employer’s and Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

9.2 No Right to Employment.  By participating in the Plan, the Participant agrees that this Plan and any Grant made hereunder with the Participant are not intended to constitute an agreement of employment and nothing contained herein shall be construed as establishing any employment relationship with the Employer.

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9.3 Interests Not Transferable.  No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or obligations or claims against, such person.

9.4 Controlling Law.  The law of the State of Ohio, without regard to any State’s choice of law principles, shall be controlling in all matters relating to the Plan to the extent not preempted by federal law.

9.5 Incapacity of Recipient.  If any person entitled to a distribution under the Plan is deemed by the Employer or Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Employer may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be the payment for the account of such person and a complete discharge of any liability of the Employer and the Plan with respect to the payment.

9.6 Compensation Matters. All payments due under this Plan are compensatory in nature, provided, however:

(a)Not Compensation Under the 401(k) Plan.  None of the payments under this Plan shall be considered compensation for the purpose of the Rocky Brands, Inc. 401(k) Plan and Trust. To the extent contributions to the Rocky Brands, Inc. 401(k) Plan and Trust or any successor plan are required with respect to any payments hereunder, the payment of such amounts to the Participant shall be reduced by the full amount of the contribution made to the said Plan with respect to the payment to the Participant hereunder; and

(b)No Bonus or Long-Term Incentive Payment.  No payments made hereunder shall be used in the calculation of any Bonus or long-term incentive amounts due under an Employer’s bonus or incentive compensation plan which may be in effect from time to time for the benefit of employees in general or for the Participant in particular.

9.7 Participating Employers.  If any affiliated or subsidiary entity wishes to adopt the Plan as an Employer for the benefit of its employees, it shall execute a Participation Agreement or perform any other act as required by the Administrator.

9.8 Unclaimed Benefits.  Each Participant shall keep the Employer informed of his or her current address and the current address of his or current designated beneficiary.  The Employer shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Employer.

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9.9 Severability.  In the event that any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, by the Plan shall be construed as if the illegal or invalid provision had never been inserted.

9.10 Deduction Limitation on Benefit Payments.  If an Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treas. Reg. Section 1.409A-2(b)(7)(i) and any related guidance, payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible.  Any amounts for which distribution is delayed under this Section shall continue to be credited/debited with additional amounts in accordance with Section 3.6 of this Plan.  The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).  In the event that such date is determined to be after a Participant’s Separation from Service and the Participant to whom the payment relates is determined to be a Specified Employee, then to the extent deemed necessary to comply with Treas. Reg. Section 1.409A-3(i)(2) and any related guidance, the delayed payment shall not be made before the end of the six-month period after such Participant’s Separation from Service.

9.11 Compliance with Code Section 409A.  To the extent that rights or payments under this Plan are subject to Code Section 409A, this Plan shall be interpreted and administered in compliance with the conditions of Code Section 409A and any applicable exceptions thereto.  Each payment under this Plan shall be treated as a separate payment rather than part of a single stream of payments for purposes of Code Section 409A.  In no event may any payment be accelerated or delayed except as permitted under this Plan and Code Section 409A.  Any deferral or payment election that would not comply with Code Section 409A’s requirements shall not be effective.  To the extent that a provision of this Plan does not comply with Code Section 409A, such provision shall be void and without effect.  Neither the Company nor any Employer represent or warrant that this Plan and any election comply with Code Section 409A, and each Participant acknowledges that he or she has had the opportunity to consult with tax and financial counsel before making elections under this Plan.

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IN WITNESS WHEREOF, the Company hereby adopts this Plan effective as of the Effective Date.

COMPANY:

ROCKY BRANDS, INC.

By:_________________________________

Name: _________________________________

Title:   _________________________________

Date:_________________________________

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